THE TAIWAN FUND, INC. REVIEW
February 2008

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 16.38% in U.S. dollar terms in February. Foreign investors net bought NT$98.36 billion, while local institutions and proprietary traders net bought NT$ 8.6 billion and NT$ 12.1 billion, respectively. In terms of sector performance, the tourism and the construction sectors outperformed, rising by 20.2% and 23% month-over-month (“MoM”), respectively. The financial and the technology sectors underperformed, rising 8.5% and 10.2% MoM, respectively. On the economic front, Taiwan’s fourth quarter 2007 gross domestic product surged at an annualized rate of 6.39%, albeit lower than the revised 6.86% of the third quarter 2007. In January, Taiwan’s consumer price index (“CPI”) rose 3.0% year-over-year (“YOY”), lower than the CPI’s 3.3% increase in December. Export growth slowed to 11.9% YoY and export order growth also slowed to 16.3% in January. Taiwan’s seasonally-adjusted unemployment rate rose 0.01 percentage points to 3.95% in January.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 1.3% in February. Overweight positions in the retail sector and underweight positions in the foundry sector contributed positively to the Fund’s performance. An underweight position in the petrochemical sector and an overweight position in the operator sector negatively contributed to the Fund’s performance.
Investment Strategy:
Against a strengthening NT dollar, a liquidity-driven rally pushed up the TAIEX. The TAIEX outperformed globally, rising in anticipation of the easing of restrictions on cross-straits economic interaction after Taiwan’s recent election. Cross-straits liberalization seemed to be the key theme driving the TAIEX’s performance. Property development/asset plays, tourism companies, airlines and banks were the focus of buying before the election. Near term, tech shares continue to feel the burden of rising production costs in China, the appreciating NT dollar and slow seasonal demand.
In terms of sector allocation, the Fund has a slightly over-weight position in technology and an under-weight position in cyclicals. The Fund’s position in Telecom has been increased as a defensive holding in the volatile environment. The Fund holds a more neutral position in the financial sector.
Total Fund Sector Allocation

	% of	% of
As of 02/29/08	Total Fund	TAIEX
Computer Service and Software	0.00	0.00
Electronic Components	7.9	3.15
Electronics	2.6	1.48
IC Design	5.1	2.99
Memory IC	2.4	1.99
PC & Peripherals	11.8	15.48
Semiconductor Manufacturing	6.5	10.77
Telecommunication	9.7	9.04
TFT-LCD	7.3	6.46
Cement	0.0	1.70
Foods	2.8	1.23
Plastics	1.5	7.53
Textiles	3.7	2.05
Electric & Machinery	0.0	0.90
Elec. Appliance & Cable	0.0	0.53
Chemicals	0.0	1.40
Glass & Ceramics	2.2	0.38
Paper & Pulp	1.4	0.33
Steel & Iron	2.6	3.71
Rubber	0.0	0.90
Automobile	1.3	0.83
Construction	3.2	1.93
Transportation	0.8	2.65
Tourism	0.0	0.31
Finance	13.1	15.26
Wholesale & Retail	2.1	1.13
Others	0.0	5.58
Athletic Footware	1.8	0.00
Petroleum Services	2.4	0.00
Biotech	0.0	0.29
Securities	0.0	0.00
Total	92.2	100.00
Cash	7.8

Technology	53.3	51.37

Non-Technology	25.8	33.37

Financial	13.1	15.26

Total Net Assets: US $357.38Million
Top 10 Holdings of Total Fund Portfolio

% of Total
As of 02/29/08	Portfolio
Taiwan Semiconductor Manufacturing Co. Ltd	5.16

Chunghwa Telecom Co. Ltd.	4.58

Au Optronics Corp.	3.98

Hon Hai Precision Industry Co. Ltd.	3.94

High Tech Computer Corp.	3.29

Cathay Financial Holding Co. Ltd.	3.13

Asustek Computer Inc.	2.73

Synnex Technology International Corp.	2.63

China Steel Corp.	2.57

Formosa Petrochemical Corp.	2.45

Total	34.46

NAV: US$19.24 Price: US$17.58 Discount: -8.63% No. of Shares: 18.57Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)
One Month	14.87%	16.38%	16.38%
Fiscal Year to Date (c)	-3.28%	35.40%	0.11%
One Year	17.16%	13.47%	17.41%
Three Years	15.41%	10.85%	15.15%
Five years	18.52%	16.36%	20.33%
Ten Years	1.25%	-0.58%	N/A
Since Inception	10.77%	11.11%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

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